Exhibit 10.15
PIKE ELECTRIC CORPORATION
Management Incentive Plan

Purposes and Introduction
The Management Incentive Plan (the “Plan”) provides for Cash Incentive Awards under the Pike Electric Corporation 2008 Omnibus Incentive Compensation Plan (the “Omnibus Plan”). Except as otherwise expressly defined herein, capitalized terms shall be as defined in the Omnibus Plan.

The primary purposes of the Plan include:

• Motivate behaviors that lead to the successful achievement of financial, operational and individual performance goals that support the Company’s stated business strategy.

• Assist in attracting and retaining eligible employees by offering an opportunity to earn a competitive level of compensation.

• Promote the performance orientation at the Company and communicate to employees that greater responsibility carries greater rewards.

Participants will be eligible to earn incentive awards based on performance measures as follows:

1. Earnings Per Share, defined as the fully diluted earnings per share of the Company for the applicable Plan Year (the “EPS Measure”).

2.    Safety of the employees of the Company and its Affiliates measured by the OSHA recordable incident rate for the applicable Plan Year (the “Safety Measure”). Certain participants may not have the Safety Measure as a performance measure.

3. Individual achievement of specified personal performance objectives (the “Personal Measures”).

The weightings for the three categories above and the specific targets for the EPS Measure and Safety Measure for each Plan Year for executive officers will be determined by the Compensation Committee by no later than September 30 of the Plan Year. The CEO will make all such determinations for all other participants.

To achieve the maximum motivational impact, performance measures (including each participant’s Personal Measures) and the awards that will be received for meeting the assigned targets will be communicated to participants as soon as practicable after the beginning of each Plan Year.

Each participant will be assigned by no later than September 30 of each Plan Year a Target Incentive Award for the Plan Year (determined as a percentage of base salary). The Target Incentive Award, or a greater or lesser amount, will be earned after the end of the Plan Year based on the performance against the predetermined targets.

Not later than 75 days after the end of each Plan Year, 100% of the awards earned will be payable to participants in cash.

Plan Year	The period over which performance will be measured is the Company’s fiscal year, July 1 through June 30 (the “Plan Year”).

Eligibility and Participation
Unless otherwise determined by the Compensation Committee, each executive officer of the Company will participate in the Plan. In addition, the CEO will designate which employees of the Company and its Affiliates other than the executive officers will participate for each Plan Year.

Participation in one year does not guarantee participation in a following year, but instead will be reevaluated and determined on an annual basis.

Unless otherwise expressly determined by the CEO, Participants in the Plan may not participate in any other annual incentive plan offered by the Company or its Affiliates.

Target Incentive Awards
Each participant will be assigned a Target Incentive Award for each Plan Year by no later than September 30 of the Plan Year (calculated as a percentage of his or her base salary). Participants may be assigned a level of Target Incentive Award by position, by salary level or based on other factors as determined by the CEO.

Target Incentive Awards will be reevaluated periodically. If the job responsibility of a position changes during the Plan Year, or base salary is increased significantly, the Target Incentive Award may be revised as the CEO may determine is appropriate.

Target Incentive Awards will be communicated to each participant as close to the beginning of the Plan Year as practicable in writing.

Performance Measures and Award Funding
Each applicable performance measure will have a weighting and a Threshold, Target and Maximum award level established by no later than September 30 of each Plan Year. Payouts for each performance measure at Threshold, Target and Maximum will be as follows:

	Threshold	Target	Maximum
Award Level Funded	50%	100%	150%

Percent of payout will be determined on a straight line basis from Threshold to Target and from Target to Maximum. There will be no payout unless the Threshold for the applicable performance measure is reached.

No payout will be made for the Safety Measure or the Personal Measures if achievement for the EPS Measure does not equal or exceed its Threshold.

Final award amounts will be calculated after the Compensation Committee has determined the EPS performance level achieved for the Plan Year.

An example of the award calculation is included on Exhibit A.

Form and Timing of Payments	Final award payouts will be made in cash as soon as practicable after award payouts are approved by the Company, but not more than 75 days after the end of the applicable Plan Year.

Change in Status
An employee hired into an eligible position during the Plan Year prior to December 31 of the Plan Year may participate in the Plan for the balance of the Plan Year on a pro rata basis, as determined by the CEO.

Certain Terminations of Employment
In the event a participant voluntarily terminates employment (other than Retirement) or is terminated involuntarily during or after the end of the Plan Year but before the payment date, any Award will be forfeited. In the event of death, Disability or Retirement, the award will be paid on a pro rata basis based on the actual performance determined after the end of the Plan Year.

“Disability” and “Retirement” are defined on Exhibit B attached to the Plan.

Change In Control
In the event of a Change in Control, Section 8 of the Omnibus Plan will control. In that regard, all Cash Incentive Awards will be paid out as if the date of the Change in Control were the last day of the Plan Year and target performance levels had been attained for all goals.

Withholding	The Company will withhold from award payouts any Federal, foreign, state or local income or other taxes required to be withheld.

Executive Officers
Cash Incentive Awards for executive officers of the Company and its Affiliates are intended to meet all of the requirements for Performance Compensation Awards as set forth in Section 6(e) of the Omnibus Plan. In that regard, and notwithstanding any provisions to the contrary above, all determinations under the Plan with respect to executive officers (including, without limitation, determinations with respect to participation, establishment of performance goals, determination of goal achievement, setting of target awards, final award determinations), will be approved by the Compensation Committee.

Stockholder Approval	The Plan and the awards hereunder are made pursuant to the Omnibus Plan, which was approved by the Company’s stockholders at the Annual Meeting of Stockholders held on December 5, 2007.

Governance
The Compensation Committee is ultimately responsible for the administration and governance of the Omnibus Plan, including this Plan. The Committee may adjust any award due to extraordinary events as described in Section 6(e)(v) of the Omnibus Plan; provided, however, that the Committee will at all times be required to exercise this discretionary power in a manner, and subject to such limitations, as will permit all payments under the Plan to “covered employees,” as defined in Section 162(m) of the Code, to continue to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. In addition, under the Omnibus Plan, the Committee retains the discretion to reduce any award amount from the amount otherwise determined under the applicable formula. Subject to the foregoing, the decisions of the Committee will be conclusive and binding on all participants. The Plan may be modified or discontinued at any time with or without notice at the discretion of the Company.

Exhibit A
Example Calculation
Assume Target Incentive Award of $100,000, weightings as indicated below and Target level achieved for EPS, Maximum level for Safety and Threshold level for Personal Measures. The award calculation would be as follows:

	A	B	C	D
	Target Incentive	Measure	Measure	Award Amount
Measure	Award	Weighting	Achievement Factor	(A x B x C)

EPS	$100,000	60%	100%	$60,000

Safety	$100,000	25%	150%	$37,500

Personal	$100,000	15%	50%	$7,500

			Total	$105,000

Exhibit B
Certain Definitions
For purposes of the Plan, the following terms have the following meanings:
“Cause” has the meaning set forth in the employment or other agreement between a participant and the Company or an Affiliate or, in the absence thereof, shall mean (i) the participant’s fraud, embezzlement or misappropriation with respect to the Company or its Affiliates, (ii) the participant’s material breach of any agreement between the participant and the Company or an Affiliate which is not cured within 15 days (or any shorter cure period in such other agreements) after the participant’s receipt of written notice thereof from the Company or an Affiliate, (iii) the participant’s breach of fiduciary duties to the Company, its Affiliates or their stockholders, (iv) the participant’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude, (v) the participant’s violation of the Company’s substance abuse policy resulting in termination of employment, or (vi) the participant’s willful or negligent misconduct that has a material adverse effect on the property or business of the Company or an Affiliate.
“Disability” has the meaning set forth in any long-term disability plan of the Company or an Affiliate in which the participant participates or, in the absence thereof, shall mean the inability of the participant, due to the condition of the participant’s physical, mental or emotional health, effectively to perform the participant’s duties with the Company or an Affiliate consistent with the participant’s relationship with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, as determined by a physician retained by the Company (and the participant hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records).
“Retirement” means termination of employment with the Company and its Affiliates, other than for Cause or due to the participant’s death or Disability, after the attainment of age 59 1/2 and completion of at least 10 years of service (as determined under the Pike Electric, Inc. 401(k) Plan).